Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-41357) of Choice Hotels International, Inc. of our report dated June 26, 2013 relating to the financial statements of the Choice Hotels International, Inc. Retirement Savings and Investment Plan, which appears in this Form 11-K for the year ended December 31, 2012.

/s/ Baker Tilly Virchow Krause, LLP

Tysons Corner, VA
June 26, 2013